APPENDIX II

                              KVH INDUSTRIES, INC.

                      REGISTRATION STATEMENT QUESTIONNAIRE



         In connection with the preparation of the Registration Statement, please provide us with the following information:

     5. Pursuant to the "Selling Shareholder" section of the Registration Statement, please state your or your organization's name exactly as it should appear in the Registration Statement:



     6. Please provide the number of shares of KVH Industries, Inc. Common Stock that you or your organization will own immediately after Closing, including those Shares purchased by you or your organization pursuant to this Purchase Agreement and those shares purchased by you or your organization through other transactions:

     7. Have you or your organization had any position, office or other material relationship within the past three years with the Company or its affiliates?

                  _____ Yes         _____ No



         If yes, please indicate the nature of any such relationships below: